Exhibit 97.01

VALERO ENERGY CORPORATION
EXECUTIVE COMPENSATION CLAWBACK POLICY

Valero Energy Corporation (the “Company”) has long viewed executive compensation clawback policies as an important risk mitigation tool and an element of compensation governance best practices. Since 2009, the Company has maintained a clawback policy titled Policy on Executive Compensation in Restatement Situations (the “General Executive Compensation Clawback Policy”). Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “NYSE Clawback Listing Standards”) requires NYSE listed companies to adopt an executive compensation clawback policy (a “NYSE Clawback Policy”) that complies with the NYSE Clawback Listing Standards and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934 (the “Exchange Act Clawback Rules”).

While the Company’s General Executive Compensation Clawback Policy does not on its own satisfy the requirements of the NYSE Clawback Listing Standards and the Exchange Act Clawback Rules, its terms apply to all bonuses and other incentive and equity compensation awarded to the Company’s executive officers and may provide for recovery in circumstances beyond that of a minimally compliant NYSE Clawback Policy. As such, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined that it is advisable to adopt this Valero Energy Corporation Executive Compensation Clawback Policy, which includes both (i) a compliant NYSE Clawback Policy as set forth on Exhibit A hereto, and (ii) the Company’s General Executive Compensation Clawback Policy as set forth on Exhibit B hereto, which shall no longer exist as a standalone titled Policy on Executive Compensation in Restatement Situations.

The Company’s General Executive Compensation Clawback Policy is intended to operate as a supplement to the Company’s NYSE Clawback Policy and shall only apply to the extent recovery thereunder (i) is not already covered by the Company’s NYSE Clawback Policy and (ii) would not otherwise result in a violation of the NYSE Clawback Listing Standards or the Exchange Act Clawback Rules. For the avoidance of doubt, there shall be no duplication of recovery of the same compensation under the Company’s NYSE Clawback Policy and its General Executive Compensation Clawback Policy.

Exhibit A

VALERO ENERGY CORPORATION
NYSE CLAWBACK POLICY

1.Purpose. This NYSE Clawback Policy provides for the Company’s recovery of erroneously awarded compensation to its executive officers and is intended to comply with Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual.
2.Definitions. Unless the context otherwise requires, the following terms used in this NYSE Clawback Policy shall have the following meanings:
(a)“Board” means the Board of Directors of the Company.
(b)“Committee” means the Human Resources and Compensation Committee of the Board.
(c)“Company” means Valero Energy Corporation.
(d)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(e)“erroneously awarded compensation” has the meaning set forth in Section 3(c).
(f)“executive officer” means any executive officer of the Company within the meaning of Rule 10D-1 promulgated under the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual. An “executive officer” for purposes of this NYSE Clawback Policy includes at a minimum executive officers identified pursuant to Item 401(b) of SEC Regulation S-K.
(g)“financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. For the avoidance of doubt, a financial reporting measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
(h)“incentive-based compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.
(i)“NYSE” means the New York Stock Exchange.
(j)“NYSE Clawback Policy” means this Valero Energy Corporation NYSE Clawback Policy, as in effect from time to time.
(k)“received” has the following meaning: incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
(l)“SEC” means the U.S. Securities and Exchange Commission.

3.Recovery of Erroneously Awarded Compensation. The Company shall recover reasonably promptly the amount of erroneously awarded compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(a)Scope of Policy. This NYSE Clawback Policy shall apply to all incentive-based compensation received by a person:
(i)After beginning service as an executive officer;
(ii)Who served as an executive officer at any time during the performance period for that incentive-based compensation;
(iii)While the Company has a class of securities listed on a national securities exchange or a national securities association; and
(iv)During the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3. In addition to these last three completed fiscal years, this NYSE Clawback Policy shall apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.
(b)Date of Accounting Restatement. The date that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3 is the earlier to occur of:
(i)the date on which the Board, a committee thereof or the Company’s officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3; and
(ii)the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement as described in the first paragraph of this Section 3.
(c)Amount Subject to Recovery. The amount of incentive-based compensation subject to this NYSE Clawback Policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and shall be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.
(d)Impracticability of Recovery. The Company shall recover erroneously awarded compensation in compliance with this NYSE Clawback Policy except to the extent that the conditions of clauses (i) or (ii) below are met, and the Committee (or in the absence thereof, a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable.
(i)The direct expense paid to a third party to assist in enforcing this NYSE Clawback Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.
(ii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
(e)Prohibition on Indemnification. The Company shall not indemnify any current or former executive officer against the loss of erroneously awarded compensation, and shall not pay, or reimburse any current or former executive officers for premiums for any insurance policy to fund such executive officer’s potential recovery obligations.
(f)Method of Recovery. The Committee shall determine, in its sole and exclusive discretion, the method or methods for recovering any erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each executive officer, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the NYSE.
4.Disclosure. The Company shall file all disclosures with respect to this NYSE Clawback Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable rules of the SEC.
5.Administration.
(a)Effective Date. This NYSE Clawback Policy shall take effect on December 1, 2023, and operate in tandem with the Company’s General Executive Compensation Clawback Policy set forth in Exhibit B below, provided that this NYSE Clawback Policy will control in the event of any conflict with the General Executive Compensation Clawback Policy.

(b)Authority of Committee. This NYSE Clawback Policy shall be administered and interpreted by the Committee in accordance with Section 303A.14 of the NYSE Listed Company Manual, Section 10D and Rule 10D-1 of the Exchange Act and other applicable Federal securities laws and regulations. Except as limited by applicable law, and subject to the provisions of this NYSE Clawback Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this NYSE Clawback Policy, and to delegate its authority pursuant to this NYSE Clawback Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this NYSE Clawback Policy and to amend this NYSE Clawback Policy, in each case, as it may deem necessary or proper. Subject to Section 3(d), this NYSE Clawback Policy also may be administered by the Board, and references in this NYSE Clawback Policy to the “Committee” shall be understood to refer to the full Board as the context may require.
(c)Decisions Binding. In making any determination or in taking or not taking any action under this NYSE Clawback Policy, the Committee may obtain and rely on the advice of experts, including employees of, and professional advisors to, the Company. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this NYSE Clawback Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company, any current or former executive officer, or other person affected by such action or inaction, and need not be uniform with respect to any affected person.
(d)Policy Not Exclusive. Any right of recovery under this NYSE Clawback Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy (including the General Executive Compensation Clawback Policy), compensation or benefit plan, agreement or arrangement or other agreement or applicable law; provided, however, that there shall be no duplication of recovery of the same compensation.
(e)Successors. This NYSE Clawback Policy shall be binding and enforceable against all executive officers and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit B

VALERO ENERGY CORPORATION
GENERAL EXECUTIVE COMPENSATION CLAWBACK POLICY

In the event of a material restatement of the Company’s financial results, the Board of Directors, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to the Company’s executive officers. If such bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Board of Directors, or the appropriate committee thereof, will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of the Company all or a portion of such bonuses and incentive and equity compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by the Board of Directors, or the appropriate committee thereof. In determining whether to seek recovery, the Board of Directors, or the appropriate committee thereof, shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of the Company in any related proceeding or investigation. For the purposes of this General Executive Compensation Clawback Policy, the term “executive officers” has the meaning given to that term in the Securities Exchange Act of 1934, as amended, and the term “Company” means Valero Energy Corporation.